                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-22645


                               LAI WORLDWIDE, INC.
             (Exact name of registrant as specified in its charter)

           200 Park Avenue, Suite 3100, New York, New York 10166-0136
                                 (212) 953-7900
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                       Common Stock, $.01 Par Value
             (Title of each class of securities covered by this Form)

                                       N/A
                  (Title of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the
            appropriate rule provision(s) relied upon to terminate or
                        suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)    [x]       Rule 12h-3(b)(1)(ii)  [ ]
                  Rule 12g-4(a)(1)(ii)   [ ]       Rule 12h-3(b)(2)(i)   [ ]
                  Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(ii)  [ ]
                  Rule 12g-4(a)(2)(ii)   [ ]       Rule 15d-6            [ ]
                  Rule 12h-3(b)(1)(i)    [ ]

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, LAI Worldwide, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 Date: October 6, 1999              By:  /s/ Myron F. Olesnyckyj
                                      -----------------------------
                                    Name: Myron F. Olesnyckyj
                                    Title: Vice President